Exhibit 10.1

Thermo Fisher Scientific Inc. Amended and Restated

2005 Deferred Compensation Plan

Amendment No. 1

      The Thermo Fisher Scientific Inc. Amended and Restated 2005 Deferred Compensation Plan is hereby amended as follows, effective for the Plan Year beginning January 1,  2009:

      1.    Section 6.3 is designated as Section 6.4.

      2.    A new Section 6.3 is added to the Plan to read in its entirety as follows:

6.3	Separate Payment Schedule for Company Contributions When Participants are also Participants in Other Arrangements.

Notwithstanding the foregoing provisions in Article VI regarding time and form of payment to the contrary, if: (i) at the time a benefit is to be paid under this Plan a Participant is participating in a separate nonqualified deferred compensation plan sponsored by the Company that provides for deferral of compensation other than at the election of the Participant (an "Other Arrangement"), and if: (ii) such Other Arrangement provides for a distribution in the event of the occurrence of an event that also triggers a payment under this Plan, and (iii) the time and form of payment for such distribution under the Other Arrangement is different from the time and form of payment for the distribution under this Plan, then a separate Retirement/Termination Account (the “Other Arrangement Retirement/ Termination Account”) shall be established to hold Company Contributions for Plan Years beginning after the Plan Year during which the Other Arrangement is established and the time and form of payment specified under this Plan with respect to the Other Arrangement Retirement/Termination Account shall be disregarded and instead the time and form of payment specified under the Other Arrangement shall apply.  The time and form of payment provisions under this Plan will continue to govern distributions of elective Deferrals and earnings thereon and Company Contributions not included in the Other Arrangement Retirement/Termination Account and earnings thereon.